UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

MERGE HEALTHCARE INCORPORATED

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
STOCKHOLDER PROPOSAL ONE — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSAL TWO — AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
STOCKHOLDER PROPOSAL THREE — APPROVAL OF THE SECOND AMENDMENT TO THE MERGE HEALTHCARE INCORPORATED 2005 EQUITY INCENTIVE PLAN
STOCKHOLDER PROPOSAL FOUR — RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010
STOCKHOLDER PROPOSALS

MERGE HEALTHCARE INCORPORATED
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	3:00 p.m., Central Daylight Time on Tuesday, September 21, 2010.

PLACE	Merge Healthcare Incorporated 200 East Randolph Street Chicago, Illinois 60601

REGISTRATION FOR MEETING	Please note that beginning this year, stockholders who wish to attend the annual meeting must register no later than [ ], 2010 via email at shareholderinfo@merge.com or by calling [ ].

ITEMS OF BUSINESS	• To elect seven (7) members of the Board of Directors, each for a term of one (1) year or until their successors are duly elected and qualified.

• To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock by 50 million shares to 150 million shares.

• To consider and vote upon an amendment to the Merge Healthcare Incorporated 2005 Equity Incentive Plan to increase the number of shares of common stock issuable under the plan by 3 million shares.

• To ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for the 2010 fiscal year.

• To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a stockholder of record on [ ], 2010.

MATERIALS TO REVIEW	• Notice of Annual Meeting of Stockholders and Proxy Statement

• 2009 Annual Report on Form 10–K and Amendments No. 1 and 2 thereto on Form 10-K/A
The Company is again pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders via the Internet. These rules allow the Company to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting.

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[ ], 2010	Ann Mayberry–French
Vice President,
General Counsel and Corporate Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, SEPTEMBER
21, 2010.
This Notice of Annual Meeting and Proxy Statement, and the 2009 Annual Report on Form 10–K
together with Amendments No. 1 and 2 thereto on Form 10-K/A are available on our web site at
www.merge.com/annualmeeting/.
Certain Corporate and Stockholder Information are available on our website at
www.merge.com/about/governance.aspx.com.
You may obtain directions to the Annual Meeting by written or telephonic request directed to our
General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 900 Walnut Ridge
Drive, Hartland, Wisconsin 53029 or by telephone at (262) 367-0700.
Your vote is very important to us. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received a Notice Regarding
Availability of Proxy Materials in the mail or by electronic mail, pay may also request a paper proxy card to submit your vote by mail if you prefer.

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Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Merge Healthcare Incorporated (“Merge Healthcare,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2010 Annual Meeting of Stockholders and at any adjournment or postponement thereof.
You are invited to attend the Annual Meeting of Stockholders. It takes place on Tuesday, September 21, 2010, beginning at 3:00 p.m., Central Daylight Time, at 200 East Randolph Street, Chicago, Illinois 60601. In order to attend the Annual Meeting in person you will need to register in advance. For further information please see “How do I register to attend the Annual Meeting in person?” below.
How do I vote shares registered in my name?
Under rules adopted by the Securities and Exchange Commission (“SEC”), we are primarily furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2009 Annual Report on Form 10-K and Amendments No. 1 and 2 thereto on Form 10-K/A) to each stockholder. If you received a Notice Regarding Availability of Proxy Materials (“Notice”) by mail or electronic mail, you will not receive paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
We anticipate that the Notice will be mailed to our stockholders on or about [                    ], 2010, and will be sent by electronic mail to our stockholders who have opted for such means of delivery on or about [                    ], 2010. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Central Daylight Time, on [                    ], 2010.
Who is entitled to vote at the Annual Meeting?
Holders of Merge Healthcare Common Stock at the close of business on [                    ], 2010, are entitled to receive notice of and to vote their shares at the Annual Meeting. As of that date, there were [                    ] shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.
How do I register to attend the Annual Meeting in person?
Please note that beginning this year, stockholders who wish to attend the annual meeting must register no later than [                    ], 2010 via email at shareholderinfo@merge.com or by calling [                    ].

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with Merge Healthcare’s transfer agent, American Stock Transfer & Trust Company, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and the Company’s 2009 Annual Report on Form 10-K together with Amendments No. 1 and 2 thereto on Form 10-K/A have been made available to you by Merge Healthcare.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. In that case, if you have previously elected to receive a paper copy of your proxy materials, this Proxy Statement and a proxy card have been sent to the broker. You may have received this Proxy Statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. As a beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
What can I do if I change my mind after I vote my shares?
If you are a stockholder of record, you can revoke your proxy before it is voted by (i) sending written notice of revocation to the Secretary of the Company bearing a date later than the date of the proxy; or (ii) properly executing and dating a subsequent proxy relating to the shares of Common Stock that you want voted at the Annual Meeting; or (iii) voting by ballot at the Annual Meeting.
If you are a beneficial owner of shares, you may submit new voting instructions by following the instructions of your bank, broker or other holder of record.
All votes that have been properly cast and not revoked will be voted at the Annual Meeting.
If my shares are held in street name by my broker, will my broker vote my shares for me?
For beneficial stockholders, your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote or if you provide instructions on how to vote by following the instructions provided to you by your broker. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms. Beginning this year, brokers no longer have the discretion to vote on proposals for the election of directors. For any matters that come before the Annual Meeting for which your broker is not permitted to exercise voting discretion, if you do not give your broker specific instructions, your shares will be considered “broker non–votes,” will not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. However, shares represented by such “broker non–votes” will be counted in determining whether there is a quorum present.
What shares are included on the proxy card?
If you are a stockholder of record you will receive only one proxy card for all the shares you hold in certificate and in book entry form. If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.
How many shares of Merge common stock must be present or represented at the Annual Meeting to constitute a quorum?
Under our Bylaws as adopted on October 14, 2008 (which we refer to as our “Bylaws”), the presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Both abstentions and broker non–votes are counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.
What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?
• Election of Directors
Under our Bylaws, directors must be elected by a plurality of votes cast. This means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Abstentions and broker non–votes are not counted as votes “for” or “against” this proposal. Beginning this year, the election of directors is no longer a “routine” management proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to the election of directors at the Annual Meeting.
• Amendment of Certificate of Incorporation
The affirmative vote of a majority of all shares outstanding is required for approval of the proposed amendment to the Company’s Certificate of Incorporation. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes cast against the proposal.
• Amendment of the 2005 Equity Incentive Plan and Ratification of BDO USA, LLP
The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the amendment of the 2005 Equity Incentive Plan and the ratification of BDO USA, LLP as our independent registered public accounting firm, respectively. Abstentions will have the effect of a no vote and broker non–votes will have no effect on the outcome of these proposals.
Could other matters be decided at the Annual Meeting?
At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If any other matters properly come before the meeting, it is the intention of the proxies named in the proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.
Can I access the Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report on Form 10–K as amended on the Internet?
This Notice of Annual Meeting and Proxy Statement and the 2009 Annual Report on Form 10–K as amended are available on our website at http://www.merge.com/annualmeeting/. Instead of receiving future copies of our proxy statement and accompanying materials by mail, most stockholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business.
Who will pay for the cost of this proxy solicitation?
To facilitate the collection of proxies, we may appoint a proxy solicitor at the standard industry rates. We will pay the cost of soliciting proxies, including the charges of brokers, banks and other holders of record for forwarding documents to you.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the meeting or would like additional copies of this document or our 2009 Annual Report on Form 10–K and Amendments No. 1 and 2 thereto on Form 10–K/A, please contact: Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, Attention: General Counsel and Corporate Secretary, Telephone (262) 367-0700.
How can I communicate with the Company’s Board of Directors?
Stockholders who wish to communicate with our Board may send correspondence to our General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. Our General Counsel and Corporate Secretary will submit your correspondence to our Board or the appropriate Board committee, as applicable.
The Board has instructed the General Counsel and Corporate Secretary to review all communications so received, and to exercise her discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances. However, any Director may at any time request the General Counsel and Corporate Secretary to forward any and all communications received by the General Counsel and Corporate Secretary but not forwarded to the Directors.
How do I submit a stockholder proposal for the 2011 annual meeting?
If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by [                    ], 2011. Proposals should be addressed to our General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. In addition, our Bylaws provide that any stockholder wishing to nominate directors or propose any other business at the 2011 annual meeting must give us written notice by no earlier than June 23, 2011 and no later than July 23, 2011. This notice must be sent to Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029; Attention: General Counsel and Corporate Secretary. That notice must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online at www.merge.com/about/governance.aspx or see “Availability of Documents” below.
What is “householding”?
We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. If you participate in householding and wish to receive separate proxy materials, or if you wish to receive separate proxy materials in the future, please call us at (262) 367-0700 or write to: Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, Attention: General Counsel and Corporate Secretary. We will deliver the requested documents to you promptly upon your request.

STOCKHOLDER PROPOSAL ONE – ELECTION OF DIRECTORS
Board Size. It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body. The Nominating and Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason. Our Bylaws provide that the number of Directors shall consist of no less than three (3) and no more than eleven (11) Directors. The specific number of Directors shall be fixed from time to time by our Board. Currently, the Board is comprised of seven (7) Directors.
On March 2, 2009, Mr. Geras resigned as a Director to pursue a consulting opportunity with our Company. Subsequently, the Board determined that it would operate with six (6) Directors consistent with the provisions of our Bylaws. On May 4, 2010, the Board appointed Jeff Surges as a new Director and a member of the Compensation Committee. Mr. Surges’ appointment was subject to the approval of his employer, Allscripts-Mysys Healthcare Solutions, Inc., which was granted on May 10, 2010.
All seven (7) current members of our Board are standing for reelection to hold office until the next Annual Meeting of Stockholders or as provided in our Bylaws. The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board. Our Directors have no reason to believe that any of the nominees named below will be unable to serve if elected. A plurality of votes cast is required for the election of Directors.
A plurality of the votes cast means that the individuals with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting.
DIRECTOR BIOGRAPHIES
The following table lists the names of the seven (7) current Directors, their respective ages and positions with us, followed by a brief biography of each individual, including their business experience during the past five (5) years.

Name	Age	Position
Dennis Brown	62	Director
Justin C. Dearborn	40	Director and Chief Executive Officer
Michael W. Ferro, Jr.	43	Chairman of Board
Gregg G. Hartemayer	57	Director
Richard A. Reck	60	Director
Neele E. Stearns, Jr.	74	Director
Jeff Surges	43	Director
Dennis Brown presently serves as Senior Executive Vice President and Chief Financial Officer for Karl’s Event Rental Inc. and previously served as Vice President of Finance, Chief Financial Officer and Treasurer of Apogent Technologies Inc. (which we refer to as “Apogent”), a New York Stock Exchange company from January 2003 to December 2004. Fisher Scientific International Inc. acquired Apogent in August 2004, and after completion of a transition period, Mr. Brown retired from Apogent in December 2004. From December 2000 through January 2003, Mr. Brown served as a Financial Consultant to Apogent. Mr. Brown also served as Vice President of Finance, Chief Financial Officer and Treasurer of Apogent’s predecessor, Sybron International Corporation (which we refer to as “Sybron”), a publicly traded company formerly headquartered in Milwaukee, Wisconsin, from January 1993 through December 2000, at which time Sybron’s Life Sciences Group was relocated to Portsmouth, New

Hampshire, and Sybron was renamed Apogent. Mr. Brown is a Fellow of the Chartered Institute of Management Accountants (England). Mr. Brown has served on our Board since May 2003 and previously served on our Board from the date of our initial public offering in February 1998 until May 2000. The Board of Directors (the “Board”) has concluded that Mr. Brown should be a Director of Merge Healthcare because of his extensive industry experience, including being Vice President of Finance, Chief Financial Officer and Treasurer of Apogent.
Justin C. Dearborn served as managing director and general counsel of Merrick Ventures, LLC (with its operating entities and affiliates, are referred to collectively to as “Merrick Ventures”) from January 2007 until his appointment as Chief Executive Officer of Merge Healthcare on June 4, 2008. Prior to joining Merrick Ventures, Mr. Dearborn worked over nine years for Click Commerce, Inc. (which we refer to as “Click Commerce”), a publicly traded software and services company. From May 2003 until May 2005, Mr. Dearborn served as Vice President of Corporate Legal Affairs and Human Resources at Click Commerce. Mr. Dearborn was appointed corporate secretary of Click Commerce on May 2, 2003. Prior to Click Commerce, Mr. Dearborn worked at Motorola, Inc. where he specialized in intellectual property transactions and also held management positions in Motorola’s Semiconductor and Government Groups. Mr. Dearborn and holds a B.A. from Illinois State University and a J.D. from DePaul University. He has practiced law in the state of Illinois but no longer holds a license to practice law. Mr. Dearborn has served on our Board since his appointment as Chief Executive Officer of Merge Healthcare on June 4, 2008. The Board has concluded that Mr. Dearborn should be a Director of Merge Healthcare because of his diverse experience in operational, financial and legal roles.
Michael W. Ferro, Jr. has served as a Director and Chairman of our Board since June 4, 2008. Since May 2007, Mr. Ferro has served as chairman and chief executive officer of Merrick Ventures, a private investment firm. From June 1996 until October 2006, Mr. Ferro served as chief executive officer and chairman of the board of Click Commerce. Mr. Ferro is currently a member of the board of trustees of the Chicago Museum of Science and Industry, the Field Museum, the Joffrey Ballet, Northwestern University and the Lyric Opera of Chicago. He also serves on the boards of directors of the Chicago Community Trust, Children’s Memorial Hospital, Northwestern Memorial Foundation, Big Shoulders Foundation, and AfterSchool Matters. Mr. Ferro holds a B.A. from the University of Illinois. The Board has concluded that Mr. Ferro should be a Director of Merge Healthcare because of his extensive experience in investing in and advising public and private companies. Additionally, his and Merrick’s significant stock ownership in Merge Healthcare aligns his interests with those of other stockholders.
Gregg G. Hartemayer has served as a Director of our Board since June 4, 2008 and is a member of our Audit, Nominating and Governance Committee and our Compensation Committee. Since May 2007, Mr. Hartemayer has served as a special advisor to Merrick Ventures. Prior to his association with Merrick Ventures, he served in various capacities at Arthur Anderson LLP, and its then affiliate, Accenture for 28 years. Mr. Hartemayer retired from Accenture in February 2004 where he was chief executive for Global Technology, Outsourcing and Global Delivery. Prior to that role he was Chief Executive of the Products Market Unit with P&L responsibility for over 25% of Acccenture’s global business. Mr. Hartemayer holds an M.B.A. and a B.A. in Mathematics from the University of Michigan. The Board has concluded that Mr. Hartemayer should be a Director of Merge Healthcare because of his demonstrated experience running very large, complex, global businesses with direct P&L responsibility.
Richard A. Reck is the president of Business Strategy Advisors LLC, a business strategy consulting firm, and has served in such capacity since August 2002. Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained employed there until his retirement as a partner in July 2002. He currently serves on the boards of Interactive Intelligence, Inc., a publicly held software company, and Advanced Life Sciences Holdings Inc., a publicly held biopharmaceutical company, as well as the boards of several private and not–for–profit entities. Mr. Reck is a certified public accountant and holds a B.A. in Mathematics from DePauw University and an M.B.A. in Accounting from the University of Michigan. Mr. Reck has served as a Director of our Board since April 2003. The Board has concluded that Mr. Reck should be a Director of Merge Healthcare because of his financial and executive experience with the above entities and other experience as a member of the board of directors of other public and private entities.

Neele E. Stearns, Jr. has served as a Director of our Board since June 4, 2008 and is Chair of our Audit Committee. Since February 2001, Mr. Stearns has served as chairman of Financial Investments Corporation, a private equity investment firm. From July 2004 to April 2007, he also served as the chief executive officer of Boulevard Healthcare, LLC, an owner and operator of nursing homes, of which he is still chairman. From September 15, 2003 to January 15, 2004, Mr. Stearns took a leave of absence from Financial Investments Corporation to serve as interim chairman and chief executive officer of Footstar, Inc. In March 2004, Footstar filed for U.S. Chapter 11 bankruptcy, at which time, Mr. Stearns remained as a director of Footstar, Inc. until it emerged from bankruptcy in February 2006. Previously, Mr. Stearns was chairman of the Board of Wallace Computer Services, Inc., then a provider of printed products and print management services, from January 2000 through November 2000 as well as serving as a director from 1996 until its sale to Moore Corporation Limited in 2003. Prior to 1995, he was president and chief executive officer of CC Industries, Inc., a diversified holding company. Mr. Stearns served on the board of Maytag Corporation from 1989 through its sale to Whirlpool Corporation in March 2006. Mr. Stearns holds an M.B.A. from Harvard Business School and a B.A. in Economics from Carleton College. The Board has concluded that Mr. Stearns should be a Director of Merge Healthcare because of his significant executive experience referred to above.
Jeff Surges has served as a Director of our Board since May 4, 2010. Mr. Surges currently serves as the president of sales for Allscripts Health Systems Group and served as President and Chief Executive Officer of Extended Care Information Network, Inc. (“ECIN”) prior to Allscripts’ acquisition of ECIN in December 2007. Before joining ECIN in October 1999, Mr. Surges was President and General Manager of the Resource Management Group of McKessonHBOC. Mr. Surges joined HBOC in 1997 upon its acquisition of Enterprise Systems, Inc where he served on the management team during their successful IPO and eventual sale of the company to HBOC. The Board has concluded that Mr. Surges should be a Director of Merge Healthcare because of his nearly 20 years of experience managing high-growth technology companies in the healthcare and information services industries.
RECOMMENDATION OF THE BOARD
The Board unanimously nominates and recommends that stockholders vote “FOR” each of Messrs. Brown, Dearborn, Ferro, Hartemayer, Reck, Stearns and Surges for election as Directors of our Company to serve until the next Annual Meeting of Stockholders or as otherwise provided in our Bylaws.

CORPORATE GOVERNANCE
Role and Composition of the Board of Directors
General. The Board, which is elected by the stockholders, is the ultimate decision–making body of Merge Healthcare, except with respect to those matters reserved to the stockholders. It selects the Chief Executive Officer and other members of the senior management team, which senior management team is charged with the conduct of Merge Healthcare’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The function of the Board to monitor the performance of senior management is facilitated by the presence of outside Directors of stature who have substantive knowledge of Merge Healthcare’s business.
Our business, property and affairs are managed under the direction of our Board. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its Committees.
All Board members standing for reelection are expected to attend our Annual Meeting of Stockholders, unless an emergency prevents them from doing so. At our 2009 Annual Meeting, all Directors standing for reelection attended.
In 2009, the Board met thirteen (13) times and had three (3) Committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. All of the Directors who served on the Board in 2009 attended at least seventy five percent (75%) of the meetings of the Board, and at least seventy five percent (75%) of the meetings of all committees on which they served in 2009.
It is the general policy of Merge Healthcare that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company. Currently, these Committees are the Audit Committee, Compensation Committee, and the Nominating and Governance Committee. The membership of these Committees is rotated from time to time.
Selection Criteria. Although neither the Nominating and Governance Committee nor the Board has a diversity policy, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise. The Nominating and Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Candidates are selected by the Nominating and Governance Committee for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. Final approval of a candidate is determined by the full Board. The Nominating and Governance Committee considers candidates suggested by our stockholders for election as a Director, provided that the recommendations are made according to the procedures required under our Bylaws. Stockholder nominees whose nominations comply with these procedures will be evaluated by the Nominating and Governance Committee in the same manner as the Nominating and Governance Committee’s nominees.
Director Compensation. The Nominating and Governance Committee makes recommendations to the Board regarding the compensation of Directors.
Executive Sessions. Executive sessions or meetings of outside Directors without management present are held regularly at the Board’s discretion and consistent with NASDAQ Global Market Rules.

Board Leadership Structure and Risk Oversight
We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board. We also believe that separation of the positions reinforces the independence of the Board in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. We do not have a lead independent director.
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed of such risks through committee reports at the Board meeting following a given committee meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
In addition to the Company’s formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board (and its committees) periodically asks the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability. The Company has reviewed its compensation policies and practices for its employees and does not believe such policies and practices are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Company considered, among other things: the design elements of the Company’s compensation programs and policies; the mix of cash and equity payouts; the balance of incentive compensation to encourage both short-term performance and long-term value creation; the combination of performance and time vesting requirements used by the Company’s incentive plans; the use of financial performance metrics that are readily monitored and reviewed; incorporation of both operational and financial goals and individual performance; capped payout levels for both annual cash incentives and long-term incentive awards; multiple levels of review and approval of awards; and the Company’s internal risk review and assessment processes.
Availability of Documents
The various documents relating to our corporate governance are published on our website at www.merge.com/about/governance.aspx.
These documents include:
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Code of Ethics
•	Whistleblower Policy

•	Certificate of Incorporation
•	Bylaws
We will provide any of the foregoing information without charge upon written request submitted to General Counsel and Corporate Secretary, Merge Healthcare, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. Our website is not incorporated into or a part of this Proxy Statement.
Director Independence
Our Board follows the NASDAQ Global Market Rules regarding the independence of directors. The Board recognizes that independent directors play an important role in assuring investor confidence. As such, the Board has determined that each of Messrs. Brown, Hartemayer, Reck, Stearns and Surges is independent under the listing standards of the NASDAQ Global Market.
Merge Healthcare’s Code of Ethics
All of our employees, including the Chief Executive Officer, Chief Financial Officer, our Controllers, and persons performing similar functions, including all Directors and employees, are required to abide by Merge Healthcare’s Code of Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This Code of Ethics along with our Whistleblower Policy form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.
Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Merge Healthcare’s Code of Ethics. The Sarbanes–Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place as set forth in the Merge Healthcare Incorporated Whistleblower Policy and the Code of Ethics.
Both our Code of Ethics and our Whistleblower Policy are available to our stockholders on our web site at www.merge.com/about/governance.aspx and in print. To request copies of these documents, make such request in writing to the General Counsel and Corporate Secretary, Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. Future material amendments relating to the Code of Ethics and/or the Whistleblower Policy will be disclosed on our web site.

COMMITTEE MEMBERSHIP
The table below provides membership for each of the Board Committees.

Name	Audit	Compensation	Nominating and Governance
Dennis Brown	X	X*	X
Justin C. Dearborn
Michael W. Ferro, Jr.
Richard A. Reck	X	X	X*
Gregg G. Hartemayer	X	X	X
Neele E. Stearns, Jr.	X*

(*)	Represents Committee Chairperson.
The Audit Committee
The Audit Committee is comprised of entirely independent Directors in accordance with the listing standards of the NASDAQ Global Market and applicable rules of the United States Securities and Exchange Commission (“Commission”). Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm and management the adequacy and effectiveness of internal controls over financial reporting. The Audit Committee reviews and consults with management and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied. The Audit Committee is also responsible for appointing, retaining and evaluating Merge Healthcare’s independent public accounting firm. The Committee is directly responsible for the compensation, retention and oversight of Merge Healthcare’s independent public accounting firm and evaluates the independent public accounting firm’s qualifications, performance and independence. The Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures. The Audit Committee is also responsible for reviewing and discussing with management Merge Healthcare’s policies with respect to the assessment and management of financial risks.
The Audit Committee Charter is available on our website at www.merge.com/about/governance.aspx and in print upon request. The Audit Committee met thirteen (13) times in 2009.
The Board has determined that each of the members of the Audit Committee is an “audit committee financial expert” for purposes of the Commission’s rules.
The Compensation Committee
The Compensation Committee is comprised entirely of independent Directors in accordance with the listing standards of the NASDAQ Global Market and each Committee member is a “non–employee director” as defined in Rule 16b–3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. The Committee determines Merge Healthcare’s compensation philosophy and oversees and administers Merge Healthcare’s executive compensation programs. Its responsibilities also include overseeing Merge Healthcare’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation programs for Merge Healthcare’s executive officers.
The Compensation Committee Charter is available on our website at www.merge.com/about/governance.aspx and in print upon request. The Compensation Committee met five (5) times in 2009.

The Nominating and Governance Committee
The Nominating and Governance Committee is comprised entirely of independent Directors. Under the terms of its Charter, the Nominating and Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board. This includes identifying, recruiting and recommending director candidates as well as considering nominees recommended by stockholders. The Committee is responsible for recommending corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of Merge Healthcare.
The Committee advises on the structure of Board meetings and recommends matters for consideration by the Board. The Committee also advises on and recommends director compensation, which is ultimately approved by the full Board.
The Nominating and Governance Committee Charter is available on our website at www.merge.com/about/governance.aspx and in print upon request. The Nominating and Governance Committee did not convene in 2009.
During the last year, there have not been any material changes to the procedures by which stockholders may recommend nominees to Merge Healthcare’s Board.
Compensation Committee Interlocks and Insider Participation
During fiscal 2009 and as of the date hereof, none of the members of the Compensation Committee was or is an officer or employee of Merge Healthcare, and no executive officer of Merge Healthcare served or serves on the Compensation Committee or Board of any company that employed or employs any member of Merge Healthcare’s Compensation Committee or Board.
COMPENSATION OF NON–EMPLOYEE DIRECTORS
Following the Merrick transaction discussed below, our non–employee Directors no longer receive cash compensation. Instead, the Directors received stock options, which options vest over sixteen equal quarterly increments and have an exercise price equal to the closing price of Merge Healthcare’s shares on the date of grant. Our Directors were not granted any option awards in 2009.
Director Compensation For Fiscal Year 2009
Our Directors did not receive any cash or equity compensation for their service on the Board in fiscal 2009.
REVIEW OF RELATED PERSON TRANSACTIONS
The Company adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•	A “related person” means any of our Directors, executive officers, nominees for director, holder of five percent (5%) or more of our Common Stock or any of their immediate family members; and
•	A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, Directors or nominees for director is required to disclose certain information relating to related persons transactions for review, approval or ratification by our Audit Committee. Disclosure to our Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, Director or nominee for director becomes aware of the related person transaction. Our Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of its determination that consummation of the transaction is not or was not contrary to the best interests of Merge Healthcare. Any related person transaction must be disclosed to our full Board.
TRANSACTIONS WITH RELATED PERSONS
Merrick RIS, LLC (“Merrick”) beneficially owns, as of June 30, 2010, 37.0% of our outstanding common stock (including 175,000 shares of common stock which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within sixty (60) days by Michael W. Ferro, Jr.). Michael W. Ferro, Jr., the Company’s Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick. Mr. Ferro also serves as the chairman and chief executive officer of Merrick. Accordingly, Mr. Ferro indirectly owned and controlled the term note and indirectly owns all of the shares of common stock owned by Merrick. In addition, Justin C. Dearborn, the Chief Executive Officer and Director of the Company, served as Managing Director and General Counsel of Merrick Ventures, LLC, an affiliate of Merrick, from January 2007 until his appointment as Chief Executive Officer on June 4, 2008.
Software License Agreement with Merrick Healthcare Solutions
Effective March 31, 2009, we entered into a software license agreement with Merrick Healthcare Solutions, an entity doing business as Olivia Greets. Olivia Greets is wholly owned by Merrick. This transaction was approved by the Audit Committee in accordance with its written policies and procedures regarding related person transactions. The revenue generated by this agreement is estimated to be $400,000, exclusive of optional services, which may be purchased by Olivia Greets, over its term.
Repayment of Merrick Term Note
On November 18, 2009, we used $18.1 million of the net proceeds from our registered direct public offering of 9,084,032 shares of our common stock to prepay in full the term note that was held by Merrick pursuant to the securities purchase agreement that we entered into with Merrick in May of 2008. As a result of the prepayment, we were required to pay 118% of the outstanding $15.0 million principal of the term note and accrued and unpaid interest of $395,000. Prior to its repayment, the term note had an interest rate of 13.0% per annum, and was to become payable in a single installment in June 2010. In connection with the prepayment of the term note, Merrick waived certain piggyback registration rights and Michael W. Ferro, Jr. agreed not to offer or sell any of our common stock held by him (or any securities convertible into, exercisable for or exchangeable or exercisable for shares of common stock) prior to 90 days following November 13, 2009, subject to certain exceptions.
Amendment of Merrick Consulting Agreement
In January of 2009, we entered into a Consulting Agreement with Merrick which was effective as of January 1, 2009, had a one year term and which allowed us to take advantage of certain consulting services offered by Merrick to us. These services included, but were not limited to, investor relations, financial analysis and strategic planning. Effective on January 1, 2010, we and Merrick entered into an amendment to extend the term of this Consulting Agreement through December 31, 2011, and modified the payment terms from a flat fee arrangement per quarter to a per transaction or success based arrangement. Our Audit Committee considered the amendment to the Consulting Agreement prior to its execution and approved its terms. The fees under the Consulting Agreement in 2009 were approximately $400,000. In addition, as a result of the completion of the acquisition of AMICAS, Inc., we paid a $1.0 million success fee to Merrick in April 2010.

Merrick’s Debt and Equity Investment in Connection with our Acquisition of AMICAS, Inc.
On April 28, 2010, Merrick purchased an aggregate principal amount of $5.0 million of the $200 million of 11.75% senior secured notes due 2015 that we offered in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The notes purchased by Merrick were purchased at the same purchase price per note as the other investors in the offering. Merrick has agreed for a period of 180 days from the closing of the offering not to, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, the notes purchased by it in the offering.
In addition, Merrick subscribed for and purchased 1.8 million shares of our common stock and 10,000 shares of our Series A Preferred Stock in the private placement that funded a portion of our acquisition of AMICAS, Inc. These shares were purchased by Merrick at the same purchase price per share of common stock and per share of Series A Preferred Stock paid by the other investors in the private placement.
Acquisition of Olivia Greets Assets from Merrick Healthcare Solutions LLC
On July 30, 2010, we entered into an Asset Purchase Agreement with Merrick Healthcare Solutions LLC, a subsidiary of Merrick Ventures, LLC, pursuant to which we acquired substantially all of the assets related to the development and distribution of the Olivia Greets system. In consideration of this purchase, we issued 500,000 shares of our common stock to Merrick Healthcare Solutions LLC subject to a twelve month lock up.
MANAGEMENT
The names of our current executive officers, and their respective ages and positions are as follows:

Name	Age	Position
Justin C. Dearborn	40	Chief Executive Officer, Director
Nancy J. Koenig	45	Executive Vice President — North American Direct Sales
Ann Mayberry–French	49	General Counsel and Corporate Secretary
Steven M. Oreskovich	38	Chief Financial Officer
Antonia A. Wells	51	Executive Vice President – Research and Development
Mr. Dearborn’s biography appears above under the heading “Board of Directors.”
Nancy J. Koenig was appointed President of Merge Fusion in June of 2008 and Executive Vice President — North American Direct Sales in April of 2010. Ms. Koenig comes to Merge Healthcare from Merrick Healthcare Solutions (a Merrick Ventures portfolio company), where she served as its chief executive officer. Prior to joining Merrick Ventures in the fall of 2007, Ms. Koenig was the president of Click Commerce during its integration as a subsidiary of ITW. Ms. Koenig joined Click Commerce in 1999 as the director of business consulting and held various positions, including serving as the head of Click Commerce’s European Operations, its vice president of Product Operations and Marketing and its executive vice president – Operations. Ms. Koenig became Click Commerce’s president in 2006.
Ann G. Mayberry–French was appointed General Counsel and Corporate Secretary in August of 2008 and also became responsible for human resources in June 2009. Ms. Mayberry–French comes to Merge Healthcare from Modine Manufacturing Company where she served as senior counsel. Prior to joining Modine Manufacturing Company in 2005, Ms. Mayberry–French was the general counsel and secretary of Assurant Health for seven years. Ms. Mayberry–French has over 27 years of experience in the healthcare and health insurance industry, including business management of managed care services and federal government contracting. Ms. Mayberry–French is a Registered Nurse and has been licensed to practice law in Kentucky, Ohio and Wisconsin. She currently maintains a license to practice only in Wisconsin, but is also admitted in Ohio and Kentucky.
Steven M. Oreskovich was appointed Chief Financial Officer in June 2008. Prior to his appointment as Chief Financial Officer, Mr. Oreskovich served as our Vice President of Internal Audit since January 2007, as our Chief Accounting Officer and interim Treasurer and interim Secretary from July 2006 to January 2007 and as our Vice President and Corporate Controller from April 2004 to July 2006. Prior to joining our Company, Mr. Oreskovich served as vice president of finance and operations at Truis, Inc., a company that provided customer intelligence solutions for business—to—business enterprises, from April 2000 to January 2003. Prior to that, Mr. Oreskovich worked as an auditor at PriceWaterhouseCoopers LLP from September 1994 to April 2000. Mr. Oreskovich holds a B.S. degree in Accounting from Marquette University and is a C.P.A.
Antonia A. Wells was appointed President of Merge OEM in June 2008 and Executive Vice President — Research and Development in April 2010. Prior to her appointment as President Merge OEM, Ms. Wells served as Merge OEM Vice President of Customer Operations since June 2005. Since joining us in 1999, Ms. Wells has been responsible for Merge OEM’s contract management, quality/regulatory affairs, manufacturing, order management, professional services and internal infrastructure. Ms. Wells has over 25 years of business management experience, including leadership roles in IT, enterprise system implementation, process re—engineering, and human resources.
COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
This Compensation Discussion describes our executive compensation program for 2009 and certain elements of the 2010 program. We use this program to attract, motivate, and retain colleagues whom the Board has selected to lead our business.
This section of the Proxy Statement explains how the Compensation Committee made its compensation decisions for our officers who also comprise our named executive officers. Those Named Executive Officers are our Chief Executive Officer, Justin C. Dearborn; our Executive Vice President — North American Direct Sales, Nancy J. Koenig; our Vice President, General Counsel and Corporate Secretary, Ann Mayberry—French; our Chief Financial Officer, Steven M. Oreskovich; and our Executive Vice President — Research and Development, Antonia A. Wells.
MARKET AND BUSINESS CONDITIONS
Although the global economy rebounded somewhat toward the end of 2009, our business remained affected by the downturn that started in 2008. Healthcare in particular showed country-by-country challenges and opportunities as a direct result of the local government investment. In 2009 our major market, the U.S., passed dramatic healthcare legislation intended to spark new investment in health IT. While it originally served to freeze the market as elements of the legislation were further defined, market conditions improved toward the end of 2009 and major market segments are forecasted for growth in 2010 and onward. At the same time, legislation aimed at reducing reimbursement to our customers hindered their ability to invest in our solutions. Merge Healthcare improved its financial position during the second half of 2008 and continued to grow top line revenue throughout 2009. Management successfully limited overhead while growing revenue in order to improve our financial strength and sustain future performance.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM
Compensation Philosophy
The primary objectives of our executive compensation policies are as follows:
•	to attract and retain talented executives by providing compensation that is in alignment with the compensation provided to executives at companies of comparable size and growth trajectory in the health care information technology industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance; and

•	to provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals, based primarily on diluted earnings per share.
Our incentive compensation programs are designed to reward executive and other employee contributions based on the success of our organization. Specifically, they are designed to reward achievement of our annual financial performance and business goals and creation of stockholder value.
Compensation Mix
Historically, we have used a mix of short—term compensation (base salaries and annual cash incentive bonuses) and long—term compensation (stock option grants and restricted stock awards) to meet the objectives of our compensation programs. We do not have a fixed policy for allocating between long—term and short—term compensation or between cash and non—cash compensation. Because we believe that it is important to align the interests of our executives with those of our stockholders, equity incentive compensation has made up a portion of each current executive’s overall compensation package. In the near term, we plan to continue to use primarily short—term compensation (base salaries and annual cash incentive bonuses) as well as long—term compensation, as appropriate.
The compensation that we pay our Named Executive Officers consists of base salary, cash incentive compensation and stock option awards. The following discussion explains the reason we pay each element of compensation, how the amount of each element is determined, and how each element fits into our overall compensation philosophy and affects decisions regarding other elements.
We seek to pay executives a base salary in alignment with salaries of executives at companies of comparable position in the healthcare information technology industry and at a rate that fits within our annual budget, financial objectives and operating performance. However, we do not make use of any formal survey information or benchmark against any specific compensation percentiles. We have not historically attempted to make base salary a certain percentage of total compensation.
In light of the Company’s 2009 annual performance and the public sentiment regarding corporate bonus payouts for substandard, annual corporate performance, the Compensation Committee determined that Merge Healthcare’s performance did not warrant cash incentive payments for 2009.
In early 2010, the Compensation Committee established targets for bonuses for Merge Healthcare’s Named Executive Officers, as well as the rest of the employees. However, due to the Company’s acquisition of AMICAS, Inc., such targets are no longer in effect.
Role of the Compensation Committee
The Compensation Committee of our Board is responsible for administering our compensation practices and ensuring they are designed to drive corporate performance. Our Compensation Committee reviews compensation policies affecting our executive officers annually, taking into consideration our financial performance, our position within the health care information technology industry, the executive compensation policies of similar companies in similar industries and, when reviewing individual compensation levels, certain individual factors, including the executive’s level of experience and responsibility and the personal contribution that the individual has made to our success. Further, our Compensation Committee also considers the global economic trends and the macroeconomic environment.
Annually, our Compensation Committee reviews the base salaries of all executive officers and based on these reviews, may adjust these salaries to ensure external competitiveness and to reflect the executive’s individual position and performance, as well as the performance of our Company. In addition to these factors, our Compensation Committee considers the recommendations of our Chief Executive Officer when adjusting base salaries of our Named Executive Officers other than himself. Our Chief Executive Officer can and does call and attend Compensation Committee meetings. We may also make base salary adjustments during the year if the scope of an executive officer’s responsibility changes relative to the other executives.
Modifications To Our Executive Compensation Program
The Committee continues to focus its efforts to refine the executive compensation structure and process consistent with evolving good governance practices.
Beginning in June 2008, in connection with the investment by Merrick RIS, LLC (“Merrick”) in our Company, several changes occurred in the makeup of our senior management team. Specifically, effective on the closing of the Merrick investment, Mr. Dearborn became our Chief Executive Officer, Mr. Oreskovich became our Chief Financial Officer, Ms. Koenig became our President of Merge Fusion and Ms. Wells became our President of Merge OEM. In connection with these changes, the Compensation Committee proposed and the Board accepted several modifications to our executive officer and director compensation programs to ensure that we offer competitive compensation that will help us to retain our executive officers and to reflect the views of the current members of our Board and the Compensation Committee on appropriate compensation structures. In April 2010, several additional changes occurred in the makeup of our senior management team, namely Nancy J. Koenig was appointed Executive Vice President — North American Direct Sales and Antonia A. Wells was appointed Executive Vice President — Research and Development.
We have entered into letter agreements with four (4) Named Executive Officers: Mr. Dearborn, Ms. Koenig, Mr. Oreskovich and Ms. Wells. The agreements formalize and confirm the base compensation, target annual bonus amounts and the stock option grants that we agreed to in connection with the hiring of Mr. Dearborn and Ms. Koenig, and Mr. Oreskovich’s and Ms. Wells’ promotions. The agreements provide for twelve (12) months’ base salary as severance upon a termination other than for cause or other than due to the executive officer’s death or disability, conditioned on the executive officer’s execution of a release agreement. The agreements do not include a definition of “cause.” In addition, upon a change in control of Merge Healthcare, all of the executive officers’ stock options will vest. We proposed the amounts of these severance benefits and the triggering events based on the subjective judgments and experiences of the members of the Compensation Committee indicating that these amounts are consistent with market practice and that the triggering events are likely to involve circumstances in which it is customary and appropriate to offer the protections embodied in the letter agreements.
We established the terms of the compensation arrangements with four (4) of our Named Executive Officers at the time of the closing of the Merrick investment, as noted above. The compensation arrangements for our Named Executive Officers as of December 31, 2009 were as follows: Mr. Dearborn received an annual base salary of $250,000 and has a target annual bonus equal to his base salary. Ms. Koenig received an annual base salary of $200,000 and has a target annual bonus equal to her base salary. Ms. Wells received an annual base salary of CAD$200,000 and has a target annual bonus equal to her annual base salary. Mr. Oreskovich received an annual base salary of $200,000 and has a target annual bonus equal to 50% of his annual base salary. The compensation arrangement for

Ms. Mayberry—French was determined upon her date of hire. As of December 31, 2009, those arrangements were as follows: Ms. Mayberry—French was hired at an annual salary of $150,000 and received a salary increase effective on January 1, 2009, due to additional responsibility for the Human Resources function of Merge Healthcare. Because of the salary increase Ms. Mayberry—French received an annual salary of $160,000 and had a target annual bonus of thirty five percent (35%) of her base salary. No bonuses were paid to the named executive officers under the 2009 annual bonus program because the factors defined by the Compensation Committee were not achieved.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S—K set forth above with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Dennis Brown, Chairperson
Gregg G. Hartemayer
Richard A. Reck

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Summary Compensation Tables
The following table relates to the compensation earned by our current Named Executive Officers for the fiscal years ended December 31, 2007, 2008 and 2009.

						Non Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal			Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Compensation		Total
Position	Year	Salary ($)	($)	($)	($)	($)	($)		($)
Justin C.	2009	250,000	50,000	—	—	—	17,453	(5)	317,453
Dearborn(4)	2008	143,109	—	—	340,000	—	7,018	(5)	490,127
Chief Executive Officer

Steven M.	2009	200,000	—	—	—	—	14,475	(5)	214,475
Oreskovich(6)	2008	189,583	—	—	82,000	—	10,222	(5)	281,805
Chief Financial Officer	2007	175,000	130,000	80,000	150,000	5,469	9,514	(5)	549,983
and Treasurer

Nancy J. Koenig(4)	2009	200,000	—	—	—	—	4,687	(5)	204,687
Executive Vice	2008	114,487	—	—	82,000	—	2,236	(5)	198,723
President — North American Direct Sales

Antonia A. Wells(7)	2009	199,123	—	—	—	—	11,223	(8)	210,346
Executive Vice	2008	160,474	—	—	82,000	—	5,975	(8)	248,449
President — Research and Development

Ann G.	2009	160,000	—	—	—	—	15,535	(5)	175,535
Mayberry—French(9)	2008	60,288	—	—	88,000	—	4,882	(5)	153.170
Vice President, General Counsel & Corporate Secretary

(1)	For 2007, reflects a retention bonus of $105,000 for Mr. Oreskovich, and a discretionary bonus of $25,000 for Mr. Oreskovich. For 2009, reflects a discretionary bonus of $50,000 for Mr. Dearborn.

(2)	Our Named Executive Officers were not granted any stock or option awards in the fiscal year ended December 31, 2009. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) for each Named Executive Officer. Assumptions used in the calculation of these amounts are described in Note 9 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual

Report on Form 10–K filed with the Commission on March 12, 2010, as amended March 17, 2010 and April 30, 2010.

(3)	Represents the cash incentive award earned under our 2007 performance—based cash bonus plan.

(4)	Mr. Dearborn and Ms. Koenig each began employment with us at the consummation of the Merrick transaction, effective June 4, 2008.

(5)	For 2009, represents our matching contribution under our 401(k) employee retirement savings plan ($6,510 for Mr. Dearborn, $6,000 for Mr. Oreskovich, and $4,800 for Ms. Mayberry—French) and medical, dental, optical, long term disability and life insurance benefits ($10,943 for Mr. Dearborn, $8,475 for Mr. Oreskovich, $4,687 for Ms. Koenig, and $10,735 for Ms. Mayberry—French). For 2008, represents our matching contribution under our 401(k) employee retirement savings plan ($1,875 for Mr. Dearborn, $5,688 for Mr. Oreskovich, and $1,125 for Ms. Mayberry—French) and medical, dental, optical and life insurance benefits ($5,143 for Mr. Dearborn, $4,534 for Mr. Oreskovich, $2,236 for Ms. Koenig, and $3,757 for Ms. Mayberry—French). For 2007, represents our matching contribution under our 401(k) employee retirement savings plan ($5,250 for Mr. Oreskovich) and medical, dental, optical and life insurance benefits ($4,264 for Mr. Oreskovich).

(6)	At the consummation of the Merrick transaction effective June 4, 2008, Mr. Oreskovich was promoted to the position of Chief Financial Officer and Treasurer. Prior to that time, Mr. Oreskovich held the position of Vice President of Internal Audit.

(7)	At the consummation of the Merrick transaction effective June 4, 2008, Ms. Wells was promoted to the position of President, Merge OEM. Prior to that time, Ms. Wells held the position of Vice President, Customer Operations of our Cedara business division.

(8)	For 2009, represents our contribution of $5,931 under our Deferred Profit Sharing Plan (“DPSP”) for Canadian employees and the payment of $5,292 in medical, dental, optical and life insurance and related costs for the benefit of Ms. Wells. For 2008, represents our contribution of $2,207 under our Deferred Profit Sharing Plan (“DPSP”) for Canadian employees and the payment of $3,768 in medical, dental, optical and life insurance and related costs for the benefit of Ms. Wells.

(9)	Ms. Mayberry—French began her employment with us effective August 4, 2008.

Grants Of Plan—Based Awards For Fiscal Year 2009
Merge Healthcare did not grant any plan-based equity or non-equity awards to its Named Executed Officers in fiscal 2009.
Outstanding Equity Awards At 2009 Fiscal Year—End
The following table contains information concerning equity awards held by our current Named Executive Officers that were outstanding as of December 31, 2009.

		OPTION AWARDS			STOCK AWARDS
	Number of	Number of				Market Value of
	Securities	Securities	Option		Number of Shares or	Shares or Units of
	Underlying	Underlying	Exercise		Units of Stock That	Stock That Have Not
	Unexercised Options	Unexercised Options	Price	Option Expiration	Have Not Vested	Vested
Name	(#) Exercisable	(#) Unexercisable	($)	Date	(#)(1)	($)(2)

Justin C. Dearborn	100,000	300,000	0.68	06/03/2014
	50,000	150,000	1.47	08/18/2014

Steven M. Oreskovich	20,000	—	15.00	04/01/2010	53,333	179,199
	5,000	—	12.96	07/16/2010
	35,000	—	17.50	05/31/2011
	100,000	—	8.05	09/05/2012
	30,000	30,000	4.99	04/02/2013
	50,000	150,000	0.68	06/03/2014

Nancy J. Koenig	50,000	150,000	0.68	06/03/2014

Antonia A. Wells	25,000	—	17.50	05/31/2011	53,333	179,199
	10,000	—	17.82	10/19/2011
	18,750	6,250	6.34	11/16/2012
	17,500	17,500	4.99	04/02/2013
	50,000	150,000	0.68	06/03/2014

Ann G. Mayberry—French	25,000	75,000	1.47	08/18/2014

(1)	One hundred percent (100%) of the restricted stock will vest on November 24, 2010.

(2)	Reflects the value as calculated using the closing market price of our Common Stock as of the last trading day in fiscal year 2009, December 31, 2009 ($3.36).
In 2009, none of our Named Executive Officers exercised any of their vested options or had any shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Description of Agreements Providing for Potential Payments
The table below reflects the amount of compensation to each of the Named Executive Officers without a change in control and upon a change of control, in each case, in the event of termination of the Named Executive Officer’s employment arrangement with the Company (i) upon termination by the Company without cause or upon resignation by the Named Executive Officers for good reason, (ii) for cause and (iii) upon the Named Executive Officer’s death or disability. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination. The actual amounts to be paid out can only be determined at the time of termination.

	NO CHANGE IN CONTROL				UPON CHANGE IN CONTROL
	Payments upon				Payments upon
	Termination without		Payments upon	Payments upon	Termination without		Payments upon	Payments upon
	Cause / Resignation		Termination for	Death	Cause / Resignation		Termination for	Death
Name	for Good Reason ($)		Cause ($)	or Disability ($)	for Good Reason ($)		Cause ($)	or Disability ($)

Justin C. Dearborn	$250,000	(1)	$0	$0	$250,000	(1)	$0	$0
Steven M. Oreskovich	$379,199	(1)(2)	$0	$179,199 (2)	$379,199	(1)(2)	$0	$179,199 (2)
Nancy J. Koenig	$200,000	(1)	$0	$0	$200,000	(1)	$0	$0
Antonia A. Wells	$378,322	(1)(2)	$0	$179,199 (2)	$378,322	(1)(2)	$0	$179,199 (2)
Ann G. Mayberry– French (3)	$0		$0	$0	$0		$0	$0

(1)	On July 3, 2008, we entered into letter agreements with Mr. Dearborn, Ms. Koenig, Mr. Oreskovich and Ms. Wells that provide for twelve (12) months’ base salary as severance upon a termination other than for cause and other than due to the executive officer’s death or disability, conditioned on the executive officer’s execution of a release agreement.

(2)	Mr. Oreskovich’s and Ms. Wells’ restricted stock awards provide for the lapse of the restrictions and full vesting upon: (a) the termination of the executive officer’s employment by us without cause or by the employee for good reason (as defined in the agreement), (b) the termination of the executive officer’s employment due to disability, (c) the involuntary termination of the executive officer’s employment or resignation for good reason within 365 days after a change in control, or (d) the sale by us of the business unit with respect to which the Named Executive Officer primarily performs services. Amounts included with respect to restricted stock represent the market value of unvested restricted stock based on the closing trading price ($3.36) of Merge Healthcare’s common stock at December 31, 2009 (the last trading day of fiscal 2009).

(3)	Ms. Mayberry-French does not have a letter agreement with the Company.

OUTSTANDING EQUITY AWARDS OF DIRECTORS AT FISCAL YEAR END
The following table contains information concerning equity awards held by our Directors that were outstanding as of December 31, 2009.

	Option Awards(1)
					Aggregate Number of
	Number of Securities		Exercise Price of		Securities
	Underlying Options		Option Awards		Underlying Options
Name	(#)		($ / Share)	Expiration Date	(#)
Dennis Brown	5,000		9.78	05/21/2013	295,000
	10,000		16.19	05/20/2014
	15,000		17.50	06/01/2015
	15,000		6.59	12/27/2016
	10,000		5.52	01/30/2017
	15,000		6.01	05/10/2017
	225,000	(2)	1.47	08/18/2018

Michael W. Ferro, Jr.	400,000	(3)	0.57	11/19/2018	400,000

Gregg G. Hartemayer	225,000	(2)	1.47	08/18/2018	225,000

Richard A. Reck	411		7.46	04/23/2013	285,411
	5,000		9.78	05/21/2013
	10,000		16.19	05/20/2014
	15,000		17.50	06/01/2015
	15,000		6.59	12/27/2016
	15,000		6.01	05/10/2017
	225,000	(2)	1.47	08/18/2018

Neele E. Stearns, Jr.	300,000	(4)	1.47	08/18/2018	300,000

(1)	All options are fully vested and exercisable, with the exception of the options granted on August 19, 2008 with an August 18, 2018 expiration date, and the options granted on November 20, 2008 with a November 19, 2018 expiration date, which options vest and are exercisable as noted below.

(2)	Options vest in sixteen (16) equal quarterly increments of 14,062.5 shares, with the first increment vesting on the date of grant, August 19, 2008, with subsequent increments vesting on November 30, February 28, May 31 and August 31 thereafter.

(3)	Options vest in sixteen (16) equal quarterly increments of 25,000 shares, with the first increment vesting on the date of grant, November 20, 2008, with subsequent increments vesting on February 28, May 31, August 31 and November 30 thereafter.

(4)	Options vest in sixteen (16) equal quarterly increments of 18,750 shares, with the first increment vesting on the date of grant, August 19, 2008, with subsequent increments vesting on November 30, February 28, May 31 and August 31 thereafter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of June 30, 2010, the beneficial ownership of shares of our Common Stock, by: (i) each person that is known to us to beneficially own or exercise the voting or dispositive control of five percent (5%) or more of our outstanding Common Stock; (ii) each of our Directors and Named Executive Officers; and (iii) all of our Directors and Named Executive Officers as a group. Except pursuant to marital property laws or as otherwise indicated in the footnotes to the table, each of the stockholders named below has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within sixty (60) days.

	Shares
	Beneficially	Percentage of
Name and Address of Beneficial Owner(1)	Owned(2)	Total Outstanding
Merrick RIS, LLC / Michael W. Ferro, Jr.(3)	30,690,137	37.0%
NorthPointe Capital, LLC(4)	5,625,779	6.8%
Dennis Brown	594,427	(*	)
Justin C. Dearborn	290,022	(*	)
Gregg G. Hartemayer	201,140	(*	)
Nancy J. Koenig	122,160	(*	)
Ann G. Mayberry—French	79,946	(*	)
Steven M. Oreskovich(5)	363,092	(*	)
Richard A. Reck	422,549	(*	)
Neele E. Stearns, Jr.	371,610	(*	)
Jeffrey A. Surges	14,063	(*	)
Antonia A. Wells	244,680	(*	)
All Directors and Named Executive Officers as a Group (10 persons)	33,393,826	39.5

(*)	Less than 1% of outstanding Common Stock.

(1)	The business address of each beneficial owner who is also a Director or Named Executive Officer of Merge Healthcare is c/o Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. The business address for Merrick RIS, LLC is 233 North Michigan Avenue, Suite 2330, Chicago, Illinois 60601. The business address of NorthPointe Capital, LLC is 101 West Big Beaver, Suite 745, Troy, Michigan 48084.

(2)	Share amounts include the following numbers of shares of Common Stock which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within sixty (60) days of July 23, 2010: 175,000 for Mr. Ferro; 182,500 for Mr. Brown; 250,000 for Mr. Dearborn; 112,500 for Mr. Hartemayer; 100,000 for Ms. Koenig, 50,000 for Ms. Mayberry—French; 285,000 for Mr. Oreskovich; 172,911 for Mr. Reck; 150,000 for Mr. Stearns; 14,063 for Mr. Surges; 180,000 for Ms. Wells; and 1,671,974 for all Directors and Named Executive Officers as a group.

(3)	Merrick RIS, LLC also holds 10,000 shares of Series A Preferred Stock of Merge Healthcare, representing 24% of the shares of Series A Preferred Stock issued by Merge Healthcare in connection with its acquisition of AMICAS, Inc.

(4)	As reported on a Schedule 13G/A filed with the Commission on April 7, 2010, by NorthPointe Capital, LLC, a registered investment advisor, of which NorthPointe Capital, LLC has sole voting power with respect to 4,508,056 of the number of shares beneficially owned and sole dispositive power with respect to 5,625,779 of the number of shares beneficially owned.

(5)	Includes 53,333 shares of Restricted Common Stock granted on November 24, 2007, which shares shall become 100% vested and non—forfeitable on the third anniversary of the grant date.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, members of our Board, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5). The Commission requires executive officers, directors and greater than ten percent (10%) stockholders to furnish us with copies of all these forms filed with the Commission.
To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers and Directors complied with their reporting obligations during 2009, with the exception that one late Form 4, which was filed on February 26, 2009 on behalf of Merrick RIS, LLC and Michael W. Ferro, Jr., jointly, with respect to a purchase made on February 23, 2009.

STOCKHOLDER PROPOSAL TWO — AMENDMENT TO THE COMPANY’S CERTIFICATE OF
INCORPORATION
The Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Company’s Certificate of Incorporation (the “Charter”) to increase the number of authorized shares of common stock. Accordingly, the Board has proposed an amendment to the Charter increasing the number of authorized shares of common stock from 100 million to 150 million for submission to the Company’s stockholders at the Meeting.
As of [                    ], 2010, the record date, there were [                    ] shares of common stock outstanding and [                    ] shares were reserved for issuance in connection with various employee benefit plans.
The Board believes it is desirable for the Company to have the flexibility to issue additional shares of common stock in excess of the amount which is currently authorized without further stockholder action. The additional shares of common stock will be available for issuance from time to time, including for a stock split or dividend, raising capital through the sale of common stock or as consideration in connection with acquisitions and for attracting and retaining valuable employees by issuing additional stock options or restricted stock. While the Board continually considers the Company’s capital structure and various financing alternatives, the board has no formal plans or commitments to issue any additional shares of common stock at this time. The Board will determine whether, when and on what terms the issuance of shares may be warranted in connection with any of those purposes.
For the reasons set forth above, the Board has proposed that the following resolution, which embodies an amendment to the Charter effecting the increased authorization, be submitted to the Company’s stockholders for approval at the Meeting:
RESOLVED, that the first row of the table in Article IV of the Company’s Certificate of Incorporation be amended to read as follows:

	Series	No. of
Class	(If Any)	Shares	Par Value Per Share

Common	None	150,000,000	$.01
If this amendment is approved by the Company’s stockholders, the entire authorized capital stock of the Company will consist of 150,000,000 shares of common stock, 1,000,000 shares of preferred stock (of which 50,000 shares are designated as Series A Non-Voting Preferred Stock) and one share of Series 3 Special Voting Preferred Stock.
As is the case with the current authorized but unissued shares of common stock, the additional shares of common stock authorized by this proposed amendment could be issued upon approval by the Board without further vote of our stockholders except as may be required in particular cases by our Certificate of Incorporation, applicable law, regulatory agencies or the NASDAQ Global Market Rules. Under our Certificate of Incorporation, stockholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership interest in the Company. If we issue additional shares of common stock or securities convertible into or exercisable for common stock, such issuance would have a dilutive effect on the voting power and could have a dilutive effect on the earnings per share of the Company’s currently outstanding shares of common stock. Additionally, the Company has no current intention of using additional shares of common stock as an anti-takeover defense, however, such an issuance could be used to create impediments to or otherwise discourage persons attempting to gain control of the Company (through dilutive offerings or otherwise).
VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS
The affirmative vote of a majority of all shares entitled to vote thereon shall be required for approval of the proposed amendment to the Charter. Since abstentions and broker non-votes are not affirmative votes, they will have the effect of votes cast against the proposal.
RECOMMENDATION OF THE BOARD
The Board unanimously recommends a vote “FOR” amending the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock by 50 million shares to 150 million shares.

STOCKHOLDER PROPOSAL THREE — APPROVAL OF THE SECOND AMENDMENT TO THE
MERGE HEALTHCARE INCORPORATED 2005 EQUITY INCENTIVE PLAN
The Board believes that the continued growth and profitability of the Company depends, in part, upon the ability of the Company to attract and retain highly qualified employees. As of [                    ], 2010, [                    ] shares of common stock remained available for awards under the Merge Healthcare 2005 Equity Incentive Plan, which we refer to as the equity incentive plan. Accordingly, on [                    ], 2010, the Board adopted the Second Amendment to the equity incentive plan, subject to stockholder approval, increasing the number of shares available for issuance under the equity incentive plan from 10,500,000 to 13,500,000.
We are also seeking stockholder approval in accordance with the requirements of the NASDAQ Global Market Rules and so that awards issuable under the equity incentive plan, as a result of the amendment, qualify as “performance-based compensation” that is exempt from the $1 million deduction limit imposed by Section 162(m) of the Internal Revenue Code.
We believe that appropriate equity incentives are important to attract and retain the highest caliber of employees and directors, to link incentive rewards to Company performance, to encourage employee and director ownership in our Company, and to align the interests of our employees and directors to those of our stockholders. The approval of the amendment to the equity incentive plan will enable us to continue to provide such incentives.
The following summary of the material provisions of the equity incentive plan is qualified in its entirety by reference to the full text of the plan which is attached as Annex A to this document.
Administration
The equity incentive plan is administered by the Compensation Committee of the Board. The Compensation Committee is composed entirely of independent directors. Subject to the terms of the equity incentive plan, the Compensation Committee may grant awards under the plan, establish the terms and conditions for those awards, construe and interpret the plan and establish the rules for the plan’s administration.
Eligibility
Awards may be granted to our employees and the employees of our subsidiaries and affiliates, as well as our and our subsidiaries’ and affiliates’ non-employee directors and consultants. The Compensation Committee has the authority to determine which employees, consultants and non-employee directors should receive awards. The equity incentive plan does not limit the number of employees, directors or consultants who may receive awards. We and our subsidiaries and affiliates, in the aggregate, currently employ approximately [                    ] individuals.
Shares Available for Grant
Awards may be made under the equity incentive plan with respect to 10,500,000 shares of common stock prior to the amendment and 13,500,000 shares of common stock after giving effect to the amendment. As of the date of this Proxy Statement and prior to increasing the number of shares available under the plan, [                    ] shares remain available for issuance. Forfeited and lapsed awards are not counted against the plan limits.
Types of Awards
The Compensation Committee may grant non-statutory stock options, incentive stock options, stock grants, stock appreciation rights, performance units and stock units under the plan. Non-employee directors and consultants may not receive incentive stock options. The maximum number of shares that may be issued under the plan through incentive stock options is 5,000,000 shares of common stock.
Tax Treatment of Stock Options—U.S. Participants
A stock option is the right to purchase shares of common stock at a specified price as determined by the Compensation Committee. The exercise price of stock options under the equity incentive plan will not be less than 100% of the fair market value of a share of common stock on the date the option is granted, except in certain corporate acquisitions where options may be issued under the plan in substitution for previously issued options of the acquired entity. Incentive stock options and non-statutory stock options differ primarily in their tax treatment. A U.S. participant receiving an incentive stock option will recognize no income or gain on the grant or the exercise of the incentive stock option (except that the alternative minimum tax may apply). Any gain realized upon the disposition of the underlying common stock will be taxed as long term capital gain if the U.S. participant holds the shares of common stock for at least two years after the date of the grant of the incentive stock option and one year after the date of exercise. Merge will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option by a U.S. employees except where the holding period requirements are not satisfied. A U.S. participant receiving a non-statutory stock option will not be taxed on the grant of the option. Upon exercising the non-statutory stock option, the U.S. participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale of the shares acquired pursuant to the non-statutory stock option, the U.S. participant will have taxable capital gain or loss measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Merge will be entitled to a business expense deduction in the same amount and at the same time as the U.S. participant recognizes ordinary income on the exercise of the non-statutory stock option, subject to limits under Section 162 of the Internal Revenue Code (relating to the $1,000,000 cap on compensation).
Tax Treatment of Stock Options—Canadian Participants
Canadian participants will receive non-statutory stock options. A Canadian participant receiving a non-statutory stock option will not be taxed on the grant of the option. Upon exercising the non-statutory stock option the Canadian participant will recognize income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. The Canadian participant will, however, be allowed a deduction equal to 50% of the income recognized. On a subsequent sale of the shares acquired pursuant to the non-statutory stock option by the Canadian participant, the full value of the amount taxed to the Canadian participant is added in computing the Canadian participant’s basis in the share. Merge will not be entitled to a business expense deduction with respect to non-statutory options exercised by Canadian participants.
Stock Appreciation Rights
The Compensation Committee may also grant stock appreciation rights. A stock appreciation right is the right to receive a cash payment equal to the appreciation of a share of common stock above a specified price determined by the Compensation Committee. The specified price will not be less than 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted. Upon exercising the stock appreciation rights, the participant will recognize ordinary income in an amount equal to the cash payment received by the participant.
Stock Grants
The Compensation Committee may also make stock grants. A stock grant is the award of common stock to a participant accompanied by such restrictions as may be determined by the Compensation Committee. Generally such stock grants will be subject to a vesting requirement or the satisfaction of designated individual or company performance objectives. Restricted stock is taxable to the participant when the stock is vested and performance requirements are satisfied. Merge generally receives a deduction equal to the value of the stock at the time the vesting and performance requirements are satisfied.
Stock Unit Grants and Performance Unit Grants
A stock unit grant is the award of cash equal to the value of a share of common stock of Merge. A performance unit grant has a value established by the Compensation Committee. Awards of stock units and performance units will generally be subject to vesting requirements or the satisfaction of performance requirements. The value of stock units or performance units received by a participant is taxable to the participant when the units are vested and performance requirements are satisfied. Merge generally receives a deduction in the year the recipient recognizes income for the value received by the participant, subject to limits under Section 162 of the Internal Revenue Code (relating to the $1,000,000 cap on compensation).
Limits on Awards
An individual recipient may not receive awards with respect to more than 750,000 shares in any calendar year. No participant may be granted an award under the plan in any year which would result in a cash payment which exceeds 500% of the participant’s base compensation in the year of grant or the prior year.
Performance Based Compensation
Incentive stock options, non-statutory stock options and stock appreciation rights are intended to be performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code (relating to an exception from the $1,000,000 cap on deductible compensation). The Compensation Committee may also attempt to qualify stock grants, performance unit grants and stock unit grants as performance based compensation. The performance goals will be based on earnings per share; net income (before or after taxes); net income from continuing operations; return on assets, equity, capital or investment; cash flow; cash flow return on investments; earnings before or after taxes, interest, depreciation and/or amortization; internal rate of return or increase in net present value; dividend payments; gross revenues; gross margins; internal measures generally recognized in the industry; and share price.
Accelerated Vesting
To the extent that an award is subject to a vesting schedule, vesting may be accelerated at the discretion of the Compensation Committee, including upon a change in control (as such term is defined below). To the extent an award is subject to performance requirements, such requirements may be deemed satisfied on an early termination of employment, at the discretion of the Compensation Committee, including upon a termination in connection with a change in control. A change in control includes, generally speaking, any of the following: a person obtaining control over 50% of Merge’s voting stock, a majority of directors who are not approved by the incumbent directors are elected to our Board, a merger, consolidation or similar transaction in which our stockholders do not own a majority of the shares of the surviving entity, or a sale of substantially all of Merge’s assets.
Adjustments
In the event of a change in the outstanding shares of Merge common stock due to a stock split, stock dividend, recapitalization, merger, consolidation, spin off, reorganization or repurchase or exchange of the shares of Merge common stock, the Compensation Committee will take action to prevent a dilution or enlargement of benefits under the equity incentive plan. These actions include adjusting the number of shares of common stock that may be issued under the equity incentive plan, including the share limitation and (1) the number of shares; (2) the price of shares subject to outstanding awards; and (3) the consideration to be paid upon the exercise of any award.
Amendment and Termination

The Merge board may amend or terminate the equity incentive plan at any time, but no such amendment or termination may adversely affect the rights of a participant with respect to outstanding awards, except that Merge may, in the event of a change in control of Merge, either: (1) terminate the equity incentive plan and pay participants the value of outstanding awards; or (2) replace the awards with substantially similar awards granted under a plan of another party to the change in control. No awards may be granted under the plan after May 24, 2015, the tenth anniversary of the effective date of the plan. Stockholder approval is required for certain material amendments to the equity incentive plan.
Merge stockholders should read the plan, which is attached as Annex A to this proxy statement, carefully before deciding how to vote.
New Benefits Under the 2005 Equity Incentive Plan, as amended
The Compensation Committee has not granted any awards under the equity incentive plan that are contingent on stockholder approval of the amendment to increase the number of shares available for awards under the plan. All future grants of awards under the equity incentive plan that will be made to eligible executive officers, employees and directors are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time.
RECOMMENDATION OF THE BOARD
The Board unanimously recommends a vote “FOR” amending the Merge Healthcare Incorporated 2005 Equity Incentive Plan to increase the number of shares of common stock issuable under the plan.
EQUITY COMPENSATION PLAN SUMMARY
The following table provides information about the Company’s equity compensation plans as of December 31, 2009.

Number of securities
remaining
available for future
issuance under
equity compensation
	Number of securities			plans
	to be issued upon		Weighted-average	(excluding securities
	exercise of		exercise price of	reflected in the first
	outstanding options		outstanding options	column)
Equity compensation plans approved by stockholders	5,021,995	(1)	$3.57	2,593,506	(2)

Equity compensation plans not approved by stockholders	—		—	—

Total	5,021,995		$—	2,593,506

(1)	Represents outstanding options to purchase the Company’s common stock.

(2)	Represents options available to purchase the Company’s common stock under the 2005 Equity Incentive Plan.

STOCKHOLDER PROPOSAL FOUR — RATIFICATION OF THE APPOINTMENT OF
BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010
BACKGROUND
The Audit Committee of our Board has selected BDO Seidman, LLP, which subsequently changed its name to BDO USA, LLP, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. BDO Seidman, LLP was our independent registered public accounting firm and has audited our consolidated balance sheet as of December 31, 2008 and December 31, 2009, respectively, and the consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for the years then ended. Prior to that time, KPMG LLP had served as our independent registered public accounting firm.
Representatives of BDO USA, LLP will be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
REASONS FOR THE PROPOSAL
Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee of our Board is seeking ratification of its selection of BDO USA, LLP as a matter of good corporate practice. If our stockholders do not ratify this selection, the Audit Committee of our Board will consider it a direction to select another independent registered public accounting firm for 2010. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS
To ratify the selection of BDO USA, LLP as our independent registered public accounting firm, the votes cast for ratification must be the majority of shares present and entitled to vote (in person or by proxy) at the Annual Meeting. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of BDO USA, LLP as our independent registered public accounting firm for 2010.
CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On June 24, 2008, we notified KPMG LLP on behalf of the Audit Committee that, effective June 24, 2008, we would be replacing KPMG LLP as our independent registered public accounting firm.
During our fiscal years ended December 31, 2006 and December 31, 2007 and the subsequent period through June 24, 2008, we have not had any disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference thereto in their reports on the financial statements for such years.
On June 24, 2008, the Audit Committee decided to engage BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2008. BDO Seidman, LLP formally accepted the engagement on June 26, 2008, and we and BDO Seidman, LLP entered into an engagement letter on that date. We did not engage BDO Seidman, LLP in any consultations prior to June 26, 2008.
RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the 2010 fiscal year.
AUDIT AND NON-AUDIT FEES
The following table presents fees for professional services rendered by BDO Seidman, LLP for the audit of Merge Healthcare’s annual financial statements for the years ended December 31, 2008 and December 31, 2009.

	2009	2008
Audit fees(*)	$767,814	$337,000
Audit—related fees	—	—
Tax	—	—
All other fees	—	—

Total fees	$767,814	$337,000

(*)	Audit fees include fees for the annual financial statement audit, quarterly reviews, comfort letters, consents and review of, and assistance with, Current Reports on Form 8—K. In 2008, management’s report on internal control over financial reporting was not subject to attestation by BDO Seidman, LLP pursuant to temporary rules of the Commission that permitted us to provide only a report from management.
POLICY ON AUDIT COMMITTEE PRE—APPROVAL OF AUDIT AND PERMISSIBLE NON—AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Consistent with the Commission and the Public Company Accounting Oversight Board (“PCAOB”) requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre—approve all audit and permissible non—audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for each year’s audit, management will submit a list to the Audit Committee for its approval of services and related fees expected to be rendered and fees expected to be incurred during that year within each of four (4) categories of services to the Audit Committee for approval.
•	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including quarterly reviews, comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

•	Audit—Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax—related activities, primarily in the area of corporate development; supporting other tax—related regulatory requirements; and tax compliance and reporting. The Company generally does not request such services from the independent registered public accounting firm.

•	All Other services are those services not captured in the audit, audit—related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.
The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre—approval categories. In those instances, the Audit Committee requires specific pre—approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre—approval authority to one or more of its members. The member to whom such authority is delegated must report any pre—approval decisions to the Audit Committee at its next scheduled meeting.
AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
We, the members of the Audit Committee, represent the following:
1.	The Audit Committee has reviewed and discussed Merge Healthcare’s audited financial statements with management;

2.	The Audit Committee has discussed with BDO Seidman, LLP, Merge Healthcare’s independent registered public accounting firm for fiscal year 2009, the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as may be modified or supplemented;

3.	The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by the Public Company Accounting Oversight Board rule that relates to independence (Rule 3526), as may be modified or supplemented, and has discussed with BDO Seidman, LLP, its independence as Merge Healthcare’s independent registered public accounting firm; and

4.	Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in Merge Healthcare’s Annual Report on Form 10–K for the year ended December 31, 2009 and Amendments No. 1 and 2 thereto on Form 10–K/A, for filing with the Commission.
The Audit Committee
Neele E. Stearns, Jr., Chairperson
Dennis Brown
Richard A. Reck
Gregg G. Hartemayer

STOCKHOLDER PROPOSALS
We did not receive any stockholder proposals for inclusion in this year’s Proxy Statement. If a stockholder wishes to present a proposal to be included in the proxy statement for the next Annual Meeting of Stockholders, the proposal must be submitted in writing and received by our General Counsel and Corporate Secretary at our offices no later than [                    ], 2010.
To bring business before an Annual Meeting, a stockholder must submit a timely notice that complies with the requirements of our Bylaws. Our Bylaws require, among other things, that the notice contain a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend our Bylaws, the language of the proposed amendment, the Stockholder’s reasons for conducting the business at the meeting and any material interest in such business of the stockholder. Our Bylaws are available free of charge on file with the Commission, by searching the EDGAR archives at www.sec.gov, on line at www.merge.com/about/governance.aspx, or by written request to our General Counsel and Corporate Secretary at 900 Walnut Ridge Drive, Hartland, Wisconsin 53029.
ANNUAL REPORT ON FORM 10–K
We will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of our Company’s Annual Report on Form 10–K for the year ended December 31, 2009 as amended. Requests should be made to the General Counsel and Corporate Secretary at 900 Walnut Ridge Drive, Hartland, Wisconsin 53029; telephone number (262) 367-0700 or at shareholderinfo@merge.com.

Annex A
SECOND AMENDMENT TO MERGE HEALTHCARE INCORPORATED
2005 EQUITY INCENTIVE PLAN
[To come.]

A-1

2010 ANNUAL MEETING OF STOCKHOLDERS OF MERGE HEALTHCARE INCORPORATED September 21, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: This Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10 K and Amendments No. 1 and 2 thereto on Form 10 K/A, and proxy card are available at www.merge.com/annualmeeting/ Please date, sign and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Elect seven (7) individuals to serve as Directors until 2. Amend the FOR AGAINST the next annual meeting of stockholders or otherwise as provided in the Company’s ABSTAIN
Company’s Bylaws (check one box). Certificate of Incorporation to increase the number of authorized shares of common stock by 50 million shares to 150 million shares. FOR ALL NOMINEES NOMINEES: 3. Amend the Merge FOR AGAINST Dennis Brown Healthcare ABSTAIN WITHHOLD Justin C. Dearborn Incorporated 2005 AUTHORITY FOR ALL Michael W. Ferro, Jr. Equity Incentive NOMINEES Gregg G. Hartemayer Plan to increase Richard A. Reck the number of FOR ALL EXCEPT Neele E. Stearns, Jr. shares of common Jeff Surges stock issuable under the plan by 3 million shares.
To withhold authority to vote for any individual nominee(s), mark “FOR 4. FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to Ratify the AGAINST withhold, as shown here: n Company’s ABSTAIN appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

To change the address on your account, please check the box at right and In their discretion, the Proxies are indicate your new address in the address space above. Please note that authorized to vote upon such other business changes to the registered name(s) on the account may not be submitted via as may properly come before the Annual method. Meeting, or any adjournment or postponement thereof.YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE all director nominees and FOR proposal each COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY of the other proposals. MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. Note: Please sign exactly as your name or names appear on this Proxy. When shares are hold jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. MERGE HEALTHCARE INCORPORATED 900 WALNUT RIDGE DRIVE HARTLAND, WISCONSIN 53029 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Ann Mayberry French and William S. Hogan, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock, par value $0.01 per share, of Merge Healthcare Incorporated (the “Company”) held of record by the undersigned on [___], 2010, at the 2010 Annual Meeting of Stockholders to be held on September 21, 2010, or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR the proposals set forth herein.
(Continued and to be signed on the reverse side)